Exhibit 10.2

Pre-Paid Retention Program

Retention Bonus Repayment Agreement

February 12, 2020

By signing this Retention Bonus Repayment Agreement (“Agreement”) below, I,                 , acknowledge that, as further consideration for my continued employment with Pier 1 Services Company, a Delaware statutory trust, or any of its subsidiaries or affiliates (collectively, “Pier 1”), I am being offered a one-time cash award bonus in the amount of $                 (“Retention Bonus”), under the following terms and conditions.

The Retention Bonus will be paid through payroll on or before February 14, 2020, subject to all applicable deductions and withholdings. My right to receive the Retention Bonus payment is contingent upon my active employment with Pier 1 at the time of payment. Additionally, to be eligible to retain the Retention Bonus, I must satisfactorily perform the tasks and responsibilities that are assigned to me through the Retention Date (as defined below).

In consideration of Pier 1’s payment of the Retention Bonus, I hereby agree as follows:

If, on or before February 14, 2021 (the “Retention Date”), I terminate my employment with Pier 1 without Good Reason, or my employment is terminated by Pier 1 for Cause (each, as defined in that certain Executive Agreement by and between Pier 1 Imports, Inc. and me), I agree that, within ten (10) business days of the separation of my employment from Pier 1, I will repay the entire Retention Bonus amount to Pier 1. I further agree that I will make my repayment to Pier 1 in the form of a check or money order made payable to “Pier 1 Imports, Inc.”

In the event I am obligated to repay or reimburse Pier 1 for any portion of the Retention Bonus as provided in this Agreement, I authorize Pier 1 to deduct any portion of the Retention Bonus which I am obligated to repay or reimburse from any wages due and owing to me, including, but not limited to, my final paycheck. I understand and agree that, if such monies are not sufficient to repay the full amount I owe, I will remain obligated to reimburse or pay the balance to Pier 1.

I understand that this Agreement does not constitute a contract of employment or a guarantee of employment for any length of time, through the Retention Date or otherwise. Except where expressly superseded by state law, Pier 1 is an at-will employer and reserves the right to terminate the employment of any employee for any or no reason, with or without past record of corrective action. Any employee also has the right to terminate his or her employment with Pier 1 for any or no reason and at any time.

The Retention Bonus is a special payment to me and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan of Pier 1, unless such plan or agreement expressly provides otherwise.

By executing this Agreement, absent assumption of my employment agreement as part of the underlying chapter 11 case of Pier 1, I agree that I will not file any claims in the underlying chapter 11 case of Pier 1 related to any severance obligations I may otherwise assert against Pier 1 for a termination of employment that occurs prior to the Retention Date.

I understand that I must keep the terms and conditions of this Agreement strictly confidential, except for disclosures to my immediate family and any tax, legal or other counsel that I have consulted regarding this Agreement, whom I will instruct not to disclose the same, and disclosures specifically authorized or required by law.

This Agreement was negotiated and entered into, at least in part, in the state of Texas and shall be construed under the laws of the state of Texas without regard to conflicts or choice of law and venue shall be brought exclusively in Tarrant County, Texas.

In the event a party commences any legal action (regardless of whether or not a lawsuit is actually brought) to protect any of such party’s rights under, or to enforce any provisions of, this Agreement (including, but not limited to, collection of any previously paid Retention Bonus), the prevailing party shall be entitled to recover from the losing party all reasonable costs, expenses and attorneys’ fees incurred by such prevailing party in connection with such proceedings, including, without limitation, attorneys’ fees incurred for consultation and other legal services performed prior to the filing of such proceeding.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. This Agreement constitutes the entire agreement between me and Pier 1 with respect to the Retention Bonus and supersedes any and all prior agreements or understandings between me and Pier 1 with respect to the Retention Bonus, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by me and the Company.

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This Agreement is entered into and is effective as of the date set forth on the first page, subject to full execution of this Agreement below.

Pier 1 Services Company, By: Pier 1 Holdings, Inc., its managing trustee

Date:	Date: